Exhibit 3.120

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HLT JV ACQUISITION LLC
This Third Amended and Restated Limited Liability Company Agreement (this "Agreement") of HLT JV Acquisition LLC, a Delaware limited liability company (the "Company"), is entered into as of May 15, 2019, by Hilton Domestic Operating Company Inc., a Delaware corporation (the "Member," and together with any additional or substitute members, each, a "Member" and collectively, the "Members").
WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the "Act"), and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company dated as of October 9, 2014 (the "Existing Agreement"); and
WHEREAS, the Member desires to amend and restate the Existing Agreement in its entirety.
NOW, THEREFORE, the Existing Agreement is hereby amended and restated to read in its entirety as follows:
1.    Name. The name of the limited liability company is HLT JV Acquisition LLC, or such other name as the Managing Member may from time to time hereafter designate
2.    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
3.    Principal Business Office. The principal business office of the Company shall be located at 7930 Jones Branch Drive, McLean, Virginia 22102, or at such other location as may hereafter be determined by the Members.
4.    Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808.
5.    Registered Agent. The name and address of the registered agent of the Company as of the date hereof for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
6.    Members. Each of the Members set forth on Schedule A attached hereto are members of the Company. The names, addresses and membership interests of the Members are set forth on Schedule A, as may be amended. The membership interests, as such interest may be adjusted from time to time, shall be set forth in the books and records of the Company.
7.    Powers. The management of the Company shall be vested in the Managing Member. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a managing member under the laws of the State of Delaware. The Managing Member and each officer of the Company with a title of Chief Executive Officer, Chief Financial Officer, General Counsel, President, Executive Vice President, Senior Vice President, Vice President, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer (each a "Designated Officer") is a designated "authorized person" within the meaning of the Act. The Managing Member or any Designated Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member or any Designated Officer shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
8.     Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company's business, including employees and agents who may be designated as officers with titles, including, but not limited to, "chief executive officer", "chief financial officer" "general counsel", "president", "executive vice president", "senior vice president", "vice president", "principal", "secretary", "treasurer", "assistant secretary", "assistant treasurer", "director" and "manager", as and to the extent authorized by the Members and with such powers as authorized by the Members.
9.    Members; Interests.
a.    General. The names and mailing addresses of the Members are set forth on Schedule A hereto. The limited liability company interests in the Company shall be represented by "Units." Each Unit shall have a nominal value of $1.00. As of the date hereof, there are 100 Units outstanding, with each Member owning the number of Units set forth opposite such Member's name on Schedule A hereto.
b.    Consents. Whenever this Agreement provides that an action may be taken by or with the consent of the Members, such action may be taken or shall be consented to by Members holding at least a majority of the Units then outstanding.
c.    Article 8 Opt-in. The Interest shall be considered a "security" as defined in Section 104.8102(1)(o) of the UCC, and this statement shall constitute an express provision that each such Interest is a security governed by Article 8 of the UCC, within the meaning of Section I 04.8103(3) of the UCC, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities. The Interest shall not be considered a "security" for any other purpose, nor shall this statement be construed to suggest that the Interest should otherwise be considered a "security."
d.    Certificates. The Units shall be evidenced by certificates (the "Unit Certificates") in the form attached as Exhibit A hereto, and each such Unit Certificate shall be executed by an Officer or a Director on behalf of the Company. The Company shall maintain a register (the "Register") setting forth the name and address of each Member and the Unit Certificate number(s) and number of Units held by each Member.
e.    Transfers. The Company shall maintain books, including the Register, for the purpose of registering the transfer of Units. A transfer of Units shall be effected by the Company's registering the transfer on the books and records of the Company (including the Register) upon delivery of an endorsed Unit Certificate representing the Units being transferred. Upon any transfer of Units, any Unit Certificates evidencing such transferred Units shall be marked cancelled by the Company, with the date of cancellation, and shall be immediately placed in a certificate book maintained by the Company for that purpose, and a new Unit Certificate shall be issued by the Company to the transferee holding such Units. If a Member does not transfer all of its Units, the Company shall, following such transfer, issue a new Unit Certificate to the transferor Member reflecting the number of Units still held by such transferor Member following such transfer.
10.    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member, (b) the entry of a decree ofjudicial dissolution under Section 18-802 of the Act, or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.
11.    Liquidation. Upon dissolution pursuant to Section 8, the Company's business and assets shall be liquidated in an orderly manner. The Managing Member or its designee shall be the liquidator to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.
12.    Capital Contributions; Percentage Interest. The Members shall make contributions to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members. The percentage interest of each Member in the Company shall be as set forth in the books and records of the Company, as amended from time to time by Managing Member consent.
13.    Allocation of Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member's percentage interest in the Company as set forth in the books and records of the Company, as amended from time to time.
14.    Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.
15.    Assignments. No Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of the Managing Member. If a Member transfers its limited liability company interest in the Company, the transferee may be admitted to the Company as a member of the Company upon the approval of the Managing Member and such transferee's execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and Company shall continue without dissolution.

16.    Resignation. No Member may resign from the Company without obtaining the prior consent of the Managing Member.
17.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.
18.    Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
19.    Indemnification. The Company (the "Indemnitor") shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an "Indemnitee") to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements),judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.
20.    Amendments. This Agreement may be amended only by written instrument executed by all of the Members.
21.    Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.
22.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada, all rights and remedies being governed by said laws.
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IN WITNESS WHEREOF. the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MANAGING MEMBER:

HILTON DOMESTIC OPERATING COMPANY INC., a Delaware corporation

By:	/s/ Abigail Hotchkin
Abigail Hotchkin, Assistant Secretary

Schedule A
Members

Name	Ownership Percentage	Address
Hilton Domestic Operating Company Inc.	100%	7930 Jones Branch Drive McLean, VA 22102

EXHIBIT A

CERTIFICATE FOR
HLT JV ACQUISITION LLC

Certificate Number	Units

HLT JV ACQUISITION LLC, a Delaware limited liability company (the "Company"), hereby certifies that____________________(the "Holder") is the registered owner of _______Units representing limited liability company interests in the Company (the "Units"). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE UNITS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF____________________, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE "AGREEMENT"). THE TRANSFER OF THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Units evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Units.
Each Unit shall constitute a "security" within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by_________________as of the date set forth below.

Dated:
Name:
Title:

(REVERSE SIDE OF CERTIFICATE
FOR UNITS OF HLT JV ACQUISITION LLC)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto________________________________________________________(print or typewrite name of Transferee),______________________(insert Social Security or other taxpayer identification number of Transferee), the following specified number of Units:_____________________(identify the number of Units being transferred), and irrevocably constitutes and appoints_________________, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)
Address: